UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 24, 2006, UIL Holdings Corporation (the Registrant) (UIL) amended its Revolving Credit Agreement, dated as of July 29, 2004, with a group of banks and the Note Purchase Agreement, dated as of February 15, 2001, with certain institutional investors, effective March 30, 2006. Each amendment changes the definition of consolidated net income such that financial covenants relating thereto are calculated without regard to any reduction in net income resulting from any impairment of goodwill in connection with a decision by UIL Holdings to divest of the equity or assets of Xcelecom, Inc. (Xcelecom) or its subsidiaries.

Item 2.05 Costs Associated with Exit or Disposal Activities

UIL decided, as of April 25, 2006, to divest of its wholly-owned specialty contracting and systems integration subsidiary, Xcelecom, as announced in the attached press release. UIL expects to complete the divestiture during 2006. The estimate of costs to dispose of Xcelecom is between $7 and $10 million pre-tax consisting of advisory firm and legal fees, contract termination costs, retention and severance agreement costs. UIL is not able, at this time, to estimate the amount of the individual charges that will be incurred or the amount of such charges that will result in future cash expenditures.

Item 2.06 Material Impairments

The decision to divest of Xcelecom, made as of April 25, 2006, required that UIL perform a goodwill impairment test. UIL has worked with an advisory firm and received indicative bids and estimated industry market prices to derive fair values for the business compared with carrying values. As a result of this goodwill impairment test, UIL will take a pre-tax non-cash impairment charge of $85 million in the first quarter of 2006. The goodwill impairment test performed as part of the annual audit in 2005 was based on a long term view of the Xcelecom businesses and net present value cash flow streams in accordance with the Statement of Accounting Standards No. 142 “Goodwill and Other Intangible Assets”.

Item 8.01 Other Events

UIL issued a press release on April 26, 2006 announcing the following material events:

(a) the Board of Directors decided to divest of UIL’s wholly-owned subsidiary, Xcelecom. This decision will complete UIL’s corporate strategic realignment to focus on its regulated subsidiary, The United Illuminating Company (UI).

(b) In connection with the decision to divest of Xcelecom, UIL has revised its earnings guidance for fiscal year 2006. Within the earnings guidance, presentations showing a comparison of UIL Holdings’ net income and earnings per share (EPS) for 2006 are provided. UIL Holdings believes EPS information is useful for components of the business, however are not generally accepted accounting principles (Non GAAP). The amounts presented show the EPS from continuing operations for each of UIL Holdings’ lines of business, calculated by dividing the income from continuing operations of each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The earnings per share tables presented in “Continuing Operations”, “Divested Business in Continuing Operations” and “Discontinued Operations” for 2006 as presented are calculated on the same basis and reconcile to the amounts presented as “Total UIL Holdings”. The total earnings per share from continuing operations and discontinued operations in the table are presented on a GAAP basis.

(c)James P. Torgerson, President of UIL, has been named Chief Executive Officer of UI.

(d) UIL will affect a 5 for 3 stock split of its common stock for stock holders of record as of June 6, 2006 to be paid as of July 3, 2006. A copy of the Registrant's press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits - The following exhibit is filed as part of this report:

99	Press release, dated April 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 4/27/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer